Exhibit 2.2

                                ESCROW AGREEMENT

     ESCROW AGREEMENT, dated ________, 1995 (the "Escrow Agreement"), among OMNICOM GROUP INC., a New York corporation ("Omnicom"); ROSS ROY COMMUNICATIONS, INC., a Michigan corporation (the "Surviving Corporation"); ___________________ as Representative (the "Representative") of the former stockholders of Ross Roy Communications, Inc., a Michigan corporation (the "Company"); and THE CHASE MANHATTAN BANK, N.A., as Escrow Agent (the "Escrow Agent").

     Omnicom, RRC Acquisition Inc. ("OmniSub") and the Company are parties to a certain Agreement and Plan of Merger dated June __, 1995 (the "Merger Agreement"), pursuant to which Omnicom acquired the Company through the merger of OmniSub with and into the Company. Under the Merger Agreement, the Company has made certain representations and warranties, and undertaken certain obligations, to Omnicom, and the former stockholders of the Company, together with the former holder of the Company's equity participation units and Former Eligible Employee Holders (as such term is defined in the Company's Articles of Incorporation immediately prior to the Effective Time), whose rights were settled in shares of Omnicom Stock (collectively referred to herein as the "Shareholders") through the mechanism of this Escrow Agreement have approved the indemnification of Omnicom against certain Losses which Omnicom or other Indemnified Parties may sustain or to which Omnicom or other Indemnified Parties may be subjected (as more fully set forth in the Merger Agreement). Pursuant to the Merger Agreement, the Shareholders have approved the creation of an "Escrow Fund" in accordance with the terms of this Agreement to secure Omnicom against such Losses. Any claims made by Omnicom against the Escrow Fund are herein collectively called "Claims", and individually a "Claim"; however, a Claim shall become reimbursable hereunder only if, and to the extent that, it becomes "Final Claim for Reimbursement", as defined in Section 2.4 hereof. Terms defined in the

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Merger Agreement that are not otherwise  defined herein are used herein with the meanings ascribed to them therein.

     The appointment of the Representative and the terms of this Escrow Agreement were approved by the Shareholders of the Company at a Special Meeting of Shareholders held on ________, 1995.

     Accordingly, the parties hereby agree as follows:

1. ESTABLISHMENT OF ESCROW FUND

     1.1 Simultaneously herewith, pursuant to the Merger Agreement, Chemical Bank, in accordance with instructions from Omnicom, is depositing with the Escrow Agent on behalf of the Shareholders, certificates registered in the name of the Shareholders, representing in the aggregate the number of shares of Omnicom Stock set forth opposite each Shareholder's name in Column I of Schedule A hereto, together with stock powers in respect of such certificates, duly executed in blank. Such Omnicom Stock, and any other property distributable with respect thereto or in exchange therefor and held in the Escrow Fund as provided in Section 4.2 hereto, are herein collectively referred to as the "Common Stock". The Escrow Fund shall be held by the Escrow Agent and shall be dealt with by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

     1.2 Specific Funds within the Escrow Fund. The Omnicom Stock set forth in Column I of Schedule A hereto (having an aggregate Market Value of $2,525,000) shall constitute that portion of the Escrow Fund which is sometimes hereinafter referred to as the "General Escrow Fund" and the Omnicom Stock set forth in Column II of Schedule A hereto (having an aggregate Market Value of $1,300,000) shall constitute that portion of the Escrow Fund which is sometimes hereinafter referred to as the "Additional Escrow Fund".

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2. PROCEDURES WITH RESPECT TO CLAIMS

     2.1 General Claims by Omnicom. (a) If an Indemnified Party has a Claim, including a Claim arising from a suit, action, proceeding or investigation by a third party that may result in any Losses under clause (i) of Section 11.2 of the Merger Agreement ("General Losses" and the Claims with respect thereto, "General Claims"), Omnicom shall give notice thereof (the "General Claims Notice") substantially in the form of and in conformity with the instructions contained in Exhibit 1 hereto to the Representative and to the Escrow Agent. The General Claims Notice shall describe the General Claim in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the General Losses that have been or may be suffered by Omnicom and/or the applicable Indemnified Party, as the case may be. General Losses shall be reimbursed solely out of the General Escrow Fund.

     (b) Within 30 days after Omnicom shall give the Representative a General Claims Notice (or sooner, if the nature of the Asserted Liability so requires), the Representative, by notice to Omnicom with a copy to the Escrow Agent (the "Representative's Notice"), either shall (a) concede liability in whole with respect to such General Claim, (b) demand that an arbitration proceeding under
Section 2.3 hereof be held within 30 days after the Determination Date (as defined in Section 2.3(b)) to determine whether such General Claim is one covered by Section 11.2 of the Merger Agreement and this Escrow Agreement and/or in the case of matters other than Third Party Claims to determine the amount of the General Claim, or (c) concede liability in part and demand such arbitration in part. The failure by the Representative to give the Representative's Notice within the specified period shall be deemed a concession of liability in whole. The Representative shall be afforded reasonable access by Omnicom to the documentation relating to any Asserted Liability included in a General Claims Notice as may under the circumstances reasonably be required by the

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Representative to make a determination required to be made by the Representative under this Section 2.1.

     2.2 Special Claims by Omnicom.  (a) It is agreed that the matters listed on
Schedule 3.10 to the Merger Agreement set forth contingencies whose outcomes cannot reasonably be determined as at the date hereof, and that the Shareholders have conceded that judgments or settlements with respect to such matters in excess of the $400,000 aggregate reserves recorded for such matters on the Company's financial records are indemnifiable Losses covered by Section 11.2 of the Merger Agreement. All such judgments and settlements are herein referred to as "Special Losses", and the Claims with respect thereto, "Special Claims." Special Losses shall be reimbursed solely out of the Additional Escrow Fund.

     (b) At such time as the outcome of a Special Loss has been determined, such that the contingency with respect thereto shall have become liquidated in amount, Omnicom shall give notice thereof to the Representative requesting a distribution to it out of the Additional Escrow Fund of a specified dollar amount (the "Liquidated Request"). Within 30 days thereafter, the Representative shall give a Representative's Notice in which he either shall (a) concede liability with respect to the Liquidated Request, in whole or in part, and/or,
(b) if any part of the Liquidated Request is disputed, demand that an arbitration proceeding under Section 2.3 be held within 30 days after the Determination Date or thereafter to resolve the dispute in respect of the
Liquidated Request. The failure of the Representative to give the Representative's Notice within the specified period shall be deemed a concession of liability in whole with respect to the Liquidated Request. The Representative shall be afforded reasonable access by Omnicom to the documentation relating to any Special Claim as may under the circumstances reasonably be required by the Representative to make a determination required to be made by the Representative under this Section 2.2.

     2.3 Arbitration.  (a) If any demand shall be made for arbitration hereunder

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in respect of any Claim, Liquidated Request or other matter in dispute hereunder between the Representative and Omnicom, such Claim, Liquidated Request or matter shall be settled by arbitration in Detroit, Michigan, before one arbitrator chosen from the Commercial Panel in accordance with the Rules then pertaining of the American Arbitration Association. Omnicom and the Surviving Corporation shall each pay one-half of the fees and expenses of the arbitrator. The arbitrator shall consider only the items in dispute and shall be instructed to act within thirty days to resolve all items in dispute. The "final decision" of the arbitrator shall be a conclusive determination of the matter and shall be binding upon the Representative, the Shareholders, Omnicom, the Surviving Corporation and the Escrow Agent, and shall not be contested by any of them. In making its determination the arbitrator shall be instructed to take into account the definition of Losses, the limitations of liability applicable to Losses, and other provisions of Article XI of the Merger Agreement.

     (b) Notwithstanding anything to the contrary contained in this Agreement, the first date on which an arbitration shall take place pursuant to a party's demand therefor shall be on the "Determination Date", which shall be the second business day following the date one year from the date hereof. All Claims or Liquidated Requests as to which a party shall have theretofore demanded arbitration (in whole or in part) shall be submitted to the Arbitrator at that time for final determination. Demands for arbitration made after the Determination Date shall be submitted to arbitration as and when such demands are made.

     2.4 Final Claims for Reimbursement. All Claims or Liquidated Requests for which the Representative shall have conceded liability, or shall have been deemed to have conceded liability pursuant to the provisions of Section 2.1 or 2.2, shall be final and binding upon the Representative, the Shareholders, Omnicom and the Surviving Corporation. If the Representative shall demand arbitration as provided in Section 2.1 or 2.2, the Claim or Liquidated Request that was objected to shall become final and binding upon Omnicom, the Surviving Corporation, the Representative and the Shareholders upon (a) a final decision

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in arbitration  as provided in Section 2.3 hereof,  or (b) upon the matter being otherwise agreed to in writing by Omnicom and the Representative. A Claim or Liquidated Request which is final and binding upon Omnicom, the Surviving Corporation, the Shareholders and the Representative as of any given time is
hereinafter  called  a  "Final  Claim  for  Reimbursement";   Final  Claims  for
Reimbursement may be "Final General Claims for Reimbursement" if they relate to General Losses or may be "Final Special Claims for Reimbursement" if they relate to Special Losses. Upon compliance with the procedures prescribed in Sections 2.1, 2.2 and 2.3 hereof, to the extent applicable, Omnicom, from time to time, shall give notice to the Escrow Agent, with a copy to the Representative, setting forth all Final Claims for Reimbursement in their respective exact aggregate amounts.

     2.5  Limitation of Claims. Notwithstanding anything to the contrary herein:

          (a) None of the General Escrow Fund will be released and delivered to Omnicom pursuant to any Claim (other than a Claim under Section 3.26 or 3.27 of the Merger Agreement) except to the extent that the aggregate amount of all Final General Claims for Reimbursement (ignoring any Claim(s) under Section 3.26 or 3.27 of the Merger Agreement) exceeds the sum of $250,000 and then only to the extent of such excess. Special Losses may be asserted against the Additional Escrow Fund, and Final Special Claims for Reimbursement shall be reimbursed out of the Additional Escrow Fund, without regard to the $250,000 "cushion."

          (b) Any payment to be made from, or any reservation to be made in or against, the General Escrow Fund or the Additional Escrow Fund in accordance with Section 3 hereof shall be decreased to the extent of any net reduction in taxes actually realized by Omnicom or one of its subsidiaries upon its payment of Losses or judgments or settlements, and taking into account the tax consequences to Omnicom of the receipt of any

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     payment due and payable to Omnicom under this Escrow Agreement.

3. DISTRIBUTIONS FROM ESCROW FUND

     3.1 Definitions. As used herein: "First Distribution Date" shall mean the business day next following the earlier of (i) the date following the first independent audit report, if any, of the financial results of the Surviving Corporation following the Effective Time or (ii) one year from the date hereof; and "Final Distribution Date" shall mean the first business day on which all matters reserved against in respect of General Claims and Special Claims shall have been finally determined or settled. If no matters are or remain reserved against on the First Distribution Date, the First Distribution Date shall also be the Final Distribution Date. Omnicom shall give notice to the Escrow Agent, with a copy to the Representative, five business days prior to the occurrence of the First Distribution Date.

     3.2 Reimbursement of Final Claims for Reimbursement Before or On First Distribution Date. From the date of this Escrow Agreement to and including the First Distribution Date, the Escrow Agent from time to time shall (subject to Section 2.5) transfer and deliver to Omnicom (a) such number of shares of Common Stock forming the General Escrow Fund as shall have a value (computed in accordance with Section 3.7 hereof) equal to the Final General Claims for Reimbursement which have not previously been paid to Omnicom and (b) such number of shares of Common Stock forming the Additional Escrow Fund as shall have a value (computed in accordance with Section 3.7 hereof) equal to the Final Special Claims for Reimbursement which have not previously been paid to Omnicom; provided however, that in no event shall Omnicom receive any distribution from the Escrow Fund prior to such time as Omnicom releases and publishes financial results of the combined operations of Omnicom and the Surviving Corporation covering a period of at least 30 days after the Effective Time of the Merger Agreement. Omnicom shall promptly give notice to the Escrow Agent, with a copy to the Representative, of the release and publishing of such financial results. Omnicom and the Representative agree that it is the intent of this Section 3.2,

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that no  distribution of Common Stock will be made to Omnicom out of the General
Escrow Fund or the Special Escrow Fund prior to the First Distribution Date unless the Representative shall have otherwise agreed in writing.

     3.3 Reservation of Amounts at First Distribution Date. On the First Distribution Date:

     (a) the Escrow Agent shall reserve in the General Escrow Fund such number of shares of Common Stock as shall have a value (computed in accordance with
Section 3.7 hereof) equal to the sum of (i) an amount in respect of the amounts claimed in all General Claims Notices given pursuant to Section 2.1 hereof which have not become Final Claims for Reimbursement, but which are still asserted by Omnicom and are then pending and undecided ("Pending General Claims") as set forth in a certificate signed by Omnicom and delivered to the Escrow Agent (provided, that if the Representative does not agree on such amount, the dispute shall be submitted by the Representative to arbitration in accordance with
Section 2 hereof and the determination of the arbitrator shall be final and conclusive; and further provided that pending the determination of the arbitrator, the amount to be reserved shall be the amount certified in writing to the Escrow Agent by Omnicom);and (ii) the aggregate amount of all Final General Claims for Reimbursement not theretofore paid to Omnicom; and

     (b) the Escrow Agent shall reserve the Additional Escrow Fund in full, unless all Special Losses shall have theretofore become Final Claims for Reimbursement, in which case the Escrow Agent shall reserve in the Additional Escrow Fund such number of shares of Common Stock as shall have a value (computed in accordance with Section 3.7 hereof) equal to the aggregate amount of all Final Special Claims for Reimbursement not theretofore paid to Omnicom.

     3.4  Distribution  at First  Distribution  Date. On the First  Distribution

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Date, the Escrow Agent shall deliver to Omnicom any shares reserved  pursuant to
3.3(a)(ii) or 3.3(b) with respect to Final Claims for Reimbursement above, and shall deliver to the Shareholders in accordance with their respective interests that portion of the General Escrow Fund equal to the entire amount of the General Escrow Fund as originally deposited in accordance with Section 1 hereof, less the sum of (a) all amounts theretofore delivered from the General Escrow Fund to Omnicom pursuant to Section 3.2 hereof and (b) the amount of the General
Escrow  Fund  reserved   pursuant  to  Section  3.3  hereof.  If  the  foregoing
calculation results in a negative amount, no portion of the General Escrow Fund shall be delivered to the Shareholders at the First Distribution Date. In addition, if all Special Losses shall have theretofore become Final Claims for Reimbursement, the Escrow Agent shall deliver to the Shareholders in accordance with their respective interests that portion of the Additional Escrow Fund equal to the entire amount of the Additional Escrow Fund as originally deposited in accordance with Section 1 hereof, less the sum of (c) all amounts theretofore delivered from the Additional Escrow Fund to Omnicom pursuant to Section 3.2 hereof and (d) the amount of the Additional Escrow Fund reserved pursuant to
Section 3.3 hereof. If not all Special Losses shall have theretofore become Final Claims for Reimbursement or if the foregoing calculation as to the Additional Escrow Fund results in a negative amount, no portion of the Additional Escrow Fund shall be delivered to the Shareholders at the First Distribution Date.

     3.5 Distributions after the First Distribution Date

     (a) As to Pending General Claims, after the First Distribution Date, as each Pending General Claim reserved for on the First Distribution Date becomes
(x) a Final Claim for Reimbursement, or (y) is withdrawn by Omnicom, or (z) is determined pursuant to a final decision in arbitration (as described in Section 2.3) not to be a proper Claim, the Escrow Agent shall, subject to Section 2.5, deliver (a) to Omnicom, such number of shares of Common Stock as shall have a value (computed in accordance with Section 3.7 hereof) equal to the Final Claim

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for  Reimbursement  which results from the determination of such Pending General
Claim (and not previously paid to Omnicom), and (b) to the Shareholders in accordance with their respective interests, such number of shares of Common Stock as shall have a value (computed in accordance with Section 3.7 hereof) equal to the amount, if any, of the excess of the reserve for such Pending General Claim over the General Final Claim for Reimbursement, if any, with respect to such Pending General Claim; provided, however, that no delivery shall be made hereunder to the Shareholders unless the aggregate amount reserved (after giving effect to such delivery) for all Pending General Claims is at least equal to the aggregate amount of such Pending General Claims; provided further, that it is understood that no Common Stock retained after the First Distribution Date in respect of Pending General Claims shall be available for the settlement of any Special Claims.

     (b) As to Special Claims, after the First Distribution Date, as each Special Claim becomes (x) a Final Claim for Reimbursement or (y) is withdrawn by Omnicom, the Escrow Agent shall from time to time transfer and deliver to Omnicom such number of shares of Common Stock forming the Additional Escrow Fund as shall have a value (computed in accordance with Section 3.7 hereof) equal to such Final Special Claim for Reimbursement. No delivery shall be made to the Shareholders out of the Additional Escrow Fund unless and until all Special Losses shall have become Final Claims for Reimbursement, in which case and at which time the Escrow Agent shall deliver (a) to Omnicom, such number of shares of Common Stock as shall have a value (computed in accordance with Section 3.7 hereof) equal to the Final Claims for Reimbursement relating to such Special Losses (and not previously paid to Omnicom), and (b) to the Shareholders in accordance with their respective interests, the balance, if any, of the Additional Escrow Fund.

     3.6 Distribution at Final Distribution Date. On the Final Distribution Date, the Escrow Agent shall deliver to Omnicom such number of shares of Common Stock as shall have a value (computed in accordance with Section 3.7 hereof and subject to Section 2.5 hereof) equal to the Final Claims for Reimbursement which

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have not previously been paid to Omnicom,  and shall deliver to the Shareholders in accordance with their respective interests the balance, if any, of the Escrow Fund.

     3.7 Valuation. For all purposes of this Escrow Agreement, each share of Omnicom Stock shall be valued at $_____.(1) If, at any time after the Closing Date and prior to the date of any distribution of Common Stock, Omnicom shall effect a stock dividend, stock split or combination of the Common Stock, or other recapitalization affecting the Common Stock, or shall effect a distribution (other than a distribution of cash dividends as described in Section 4.1 hereof) with respect to the Common Stock, or if Omnicom shall fix a record date falling on or prior to the date of any distribution of Common Stock from the Escrow Fund for any such stock dividend, stock split, combination, recapitalization, or distribution to take place after the date of such distribution, the foregoing valuation shall be adjusted appropriately by Omnicom (but subject to arbitration in accordance with Section 2.3 above in the event of a dispute).

     3.8 Fractional Shares. No fractional shares of the Common Stock shall be issued or delivered pursuant to any provision of this Escrow Agreement. In making delivery of the Common Stock to Omnicom or the Representative, the Escrow Agent shall round off any fractional share resulting from any calculation hereunder to the nearest whole share.

     3.9 Allocation. To the extent practicable all distributions made under this Escrow Agreement, whether to Omnicom or to the Shareholders, shall be taken proportionately from the Common Stock held in the General Escrow Fund or Additional Escrow Fund, as the case may be, registered in the name of each Shareholder as his respective interest appears on Schedule A hereto.

     3.10 Distribution  Consent. Any other provision of this Escrow Agreement to

- ------------
(1) Insert the Market Value (as defined in the Merger Agreement)


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the contrary notwithstanding,  the Escrow Agent shall distribute the Escrow Fund in such manner at such time or times as Omnicom and the Representative may, in writing, jointly direct.

     3.11 Limitation to Escrow Fund; No Recourse.

     (a) If the aggregate of all Final General Claims For Reimbursement exceeds the value of the General Escrow Fund (valued in accordance with Section 3.7) then the total balance of such Final General Claims For Reimbursement shall be deemed to be satisfied on the release by the Escrow Agent to Omnicom of all of the Common Stock out of the General Escrow Fund in accordance with the provisions of this Agreement.

     (b) If the aggregate of all Final Special Claims For Reimbursement exceeds the value of the Additional Escrow Fund (valued in accordance with Section 3.7) then the total balance of such Final Special Claims For Reimbursement shall be deemed to be satisfied on the release by the Escrow Agent to Omnicom of all of the Common Stock out of the Additional Escrow Fund in accordance with the provisions of this Agreement.

     (c) Anything contained in this Escrow Agreement to the contrary notwithstanding, none of the Indemnified Parties shall have any recourse for any Losses arising under Section 11.2 of the Merger Agreement against past, present or future directors, officers or employees of the Company, the Shareholders, or the Representative, nor shall any of such persons be personally liable for any such Losses, it being expressly understood that the sole remedy of the Indemnified Parties for such Losses shall be against the Escrow Fund in accordance with this Escrow Agreement.


4. DIVIDENDS AND OTHER DISTRIBUTIONS; VOTING RIGHTS

     4.1 Cash Dividends. All cash dividends in respect of the Common Stock still then held in escrow, and all other distributions in respect of the Common Stock still then held in escrow that are taxable dividends for Federal income tax purposes (net of any taxes required to be withheld from such cash dividends or


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other  distributions  by  Omnicom),  shall be paid  directly  to the  applicable
Shareholder and shall be the sole property of such Shareholder, and the Escrow Agent shall have no duty, liability or obligation whatsoever with respect thereto.

     4.2 Distributions. Distributions of any kind, other than those described in
Section 4.1, shall be made by Omnicom, if practicable, directly to the Escrow Agent or, if made to any Shareholder, shall be delivered by such Shareholder, upon request from Omnicom, to the Escrow Agent. All such distributions shall be held in escrow pursuant to the provisions of this Escrow Agreement, but the Escrow Agent shall have no duty or obligation whatsoever to require that such distributions be delivered to it. Any delivery of the Common Stock to Omnicom or the Representative after any and all such distributions shall be appropriately adjusted so that the distributee will be in the same position as if such distributee had been, on any record date for any such distribution with respect to the Common Stock, the holder of record of the number of shares of Omnicom Stock distributable to him prior to any such distributions. Omnicom shall give notice to the Escrow Agent, with a copy to the Representative, of the occurrence of any such distributions, at least five business days prior to the occurrence thereof.

     4.3 Voting. Each Shareholder shall be entitled to exercise all voting rights with respect to the Common Stock registered in his name and constituting the Escrow Fund so long as such Common Stock continues to be held in escrow, and the Escrow Agent shall deliver to such Shareholder any proxies with respect thereto which the Escrow Agent receives.

5.  SECURITY  INTEREST

     (a) The Shareholders hereby grant to Omnicom a first priority perfected security interest in the Escrow Fund to secure the performance of the indemnification obligations under Section 11.2 of the Merger Agreement and this


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Escrow  Agreement.  The Escrow Agreement shall  constitute a security  agreement under applicable law.

     (b) The parties agree that this security interest shall attach as of the execution of this Escrow Agreement. The parties agree that, for the purpose of perfecting Omnicom's security interest in the above designated Escrow Fund held by the Escrow Agent pursuant to this Escrow Agreement, Omnicom designates the Escrow Agent to acquire and maintain possession of the Escrow Fund and act as bailee for Omnicom with notice of Omnicom's security interest in said property under the Uniform Commercial Code and that by possession of the Escrow Fund, the Escrow Agent acknowledges that it holds the Escrow Fund for Omnicom for purposes of perfecting the security interest. The Representative and the Escrow Agent shall take all other actions requested by Omnicom to maintain the perfection and priority of the security interest in the Escrow Fund; provided that the Escrow Agent and the Representatives do not make any representation or warranty with regard to the creation or perfection, hereunder or otherwise, of any such security interest, and shall have no responsibility at any time to ascertain whether or not any security interest exists.

     (c) Omnicom shall release the security interest herein granted and the security interest shall be terminated to the extent of any disbursement of the Escrow Fund hereunder by Escrow Agent in accordance with the terms of this Escrow Agreement. Upon final disbursement of the Escrow Fund to Omnicom or the Shareholders, Omnicom shall do all acts and things reasonably necessary to release and extinguish such security interest. The parties hereto specifically agree that the grant of this security interest pursuant to this Section 5 shall not in any way modify the procedures the parties hereto must follow with respect to the release of Common Stock from the Escrow Fund.

6. ESCROW AGENT'S DUTIES AND FEES

     6.1 Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and shall not be required to refer to the Purchase Agreement in carrying out its duties hereunder. The Escrow Agent shall



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

not be bound by, or have any responsibility with respect to, any other agreement between any of the parties. The Escrow Agent shall have no duty or responsibility with regard to any loss resulting from the decline in the market value of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent need not maintain any insurance with respect to the Escrow Fund.

     6.2 Reliance. The Escrow Agent, acting (or refraining from acting) in good faith, shall not be liable for any mistake of fact or error of judgment by it or for any acts or omissions by it of any kind unless caused by gross negligence or willful misconduct, and the Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties; provided that, as set forth below, modification of this Escrow Agreement shall be signed by all of the parties hereto. The Escrow Agent is hereby authorized to comply with any judicial order or legal process which stays, enjoins, directs or otherwise affects the transfer or delivery of any part of the Escrow Fund to any party hereto and shall incur no liability for any delay or loss which may occur as a result of such compliance.

     6.3 Good Faith. Each of Omnicom and the Surviving Corporation, severally, hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, 50% of any loss, liability, expense (including reasonable attorneys' fees and expenses), third party claim and demand, incurred by it without gross negligence or bad faith on its part, arising out of or in connection with its entering into this Escrow Agreement and the carrying out of its duties hereunder and in any event its liability shall be limited to direct damages and shall not include special or consequential damages. The Escrow Agent may consult with counsel of its own choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The foregoing indemnification shall survive the resignation of the Escrow Agent orthe termination of this Escrow Agreement

     6.4 Successor Escrow Agents. The Escrow Agent may resign and be discharged from its duties or obligations hereunder at any time by giving 30 days' notice in writing of such resignation to the Representative and Omnicom. The
Representative and Omnicom, together, shall have the right to terminate the appointment of the Escrow Agent hereunder by giving to it notice in writing of such termination specifying the date upon which such termination shall take effect. In either such event, the Representative and Omnicom hereby agree to promptly appoint a successor escrow agent; if the Representative and Omnicom are unable to appoint a successor escrow agent within 25 days after the Escrow Agent's notice of resignation, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor. The parties hereto agree that, upon demand of such successor escrow agent, all property in the Escrow Fund shall be turned over and delivered to such successor escrow agent, which thereupon shall become bound by all of the provisions hereof.

     6.5 Fees and Expenses. Omnicom and the Surviving Corporation each agrees to pay to the Escrow Agent one-half of the fees determined in accordance with, and payable as specified in, the Schedule of Fees attached hereto as Attachment 1 as compensation for the services to be rendered by it hereunder.

7. WAIVERS

     This Escrow Agreement may be amended, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver of any nature, whether by conduct or otherwise in any one or more instances, of any provision hereof, shall be deemed to be, or construed as, a further or continuing waiver of any such provision or of another provision hereof.

8. NOTICES

     Any notice, instructions or other communication required or which may be given hereunder (including without limitation the delivery of Common Stock to the Representative out of the Escrow Fund) shall be in writing and either delivered personally or mailed by certified or registered mail, postage prepaid, or sent by facsimile transmission, and shall be deemed given when so delivered personally, mailed or sent by facsimile, as follows:

                If to Omnicom or the Surviving Corporation, to:

                Omnicom Group Inc.
                437 Madison Avenue
                New York, New York 10022
                Attention: Chief Executive Officer, Diversified Agency Services Fax No.: 212-415-3536

                if to the Representative, to:

                -------------------------------------

                -------------------------------------

                -------------------------------------

                and if to the Escrow Agent, to:

                The Chase Manhattan Bank, N.A.
                4 Chase Manhattan Center, 3rd floor
                Attention:  Escrow Department
                Fax No.:  718-242-3529


Any party may change the persons and addresses to which notices, payments, instructions or other communications are to be sent to such party by giving written notice of any such change in the manner provided herein for giving notice. Notices sent by facsimile transmission shall be confirmed in writing by registered or certified mail, return receipt requested.

9. GOVERNING LAW

     This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan applicable to agreements made and to be performed entirely within such State.

10. NO ASSIGNMENT

     This Escrow Agreement shall be binding upon, and inure to the benefit of the Representative (or his successor) and the successors and assigns of Omnicom, and the Escrow Agent, but no delegation of any obligations provided for herein may be made by any party hereto without the express written consent of the other parties hereto, except for the provisions of Section 6.4 hereof respecting successor escrow agents.

11. JURY WAIVER

     All parties to this Agreement waive any rights they may have to a jury trial.

12. MISCELLANEOUS

     (a) The Surviving Corporation agrees to bear up to $100,000 of the reasonable fees and disbursements of any attorneys, accountants or financial advisors engaged by the Representative in connection with his responding to and making determinations on behalf of the Shareholders in respect of the assertion of any claims for indemnification by Omnicom, and to assert claims on behalf of the Shareholders, pursuant to the terms of this Escrow Agreement.
Notwithstanding the foregoing, Omnicom shall have the right to satisfy such obligation by the release to the Representative of Common Stock from the General Escrow Fund.

     (b) The section headings contained in this Escrow Agreement are inserted


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

for convenience of reference only, and shall not affect the meaning or interpretation of this Escrow Agreement.

     WITNESS the execution of this Escrow Agreement as of the date first above written.


                                                   OMNICOM GROUP INC.


                                                   By:
                                                      --------------------------

                                                   ROSS ROY COMMUNICATIONS, INC.


                                                   By:
                                                      --------------------------


                                                      --------------------------
                                                            [The Representative]



                                                  THE CHASE MANHATTAN BANK, N.A.


                                                  By:
                                                     --------------------------


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